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                                                                      Exhibit 1


                             JOINT FILING AGREEMENT

         This will confirm the agreement by and between the undersigned that the
Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of the Common Units of Heritage Propane Partners, L.P. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

Dated:   February 4, 2002


                                     /s/ JAMES E. BERTELSMEYER
                                     -------------------------------------------
                                     James E. Bertelsmeyer


                                     /s/ DONNA C. BERTELSMEYER
                                     -------------------------------------------
                                     Donna C. Bertelsmeyer